Exhibit 10.1(v)

SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE COMPENSATION PLAN

Adopted by the Board of Directors on February 11, 2021

I.          THE PLAN

The name of this Plan is the Sensient Technologies Corporation Management Incentive Compensation Plan, as amended, restated, and renamed, effective January 1, 2021. The purpose of this Plan is to promote the interests of the shareholders and to provide incentives to eligible officers of the Company, and eligible employees of Corporate Management and Group Management, for contributions to the profitability of the Company. It is separate and distinct from the other Company incentive plans currently in effect.

The Plan is an amendment and restatement of the Sensient Technologies Corporation Incentive Compensation Plan for Elected Officers, adopted by the Board of Directors on October 7, 2013.  The Plan also sets forth the entire Management Incentive Compensation Plan for Corporate Management and Group Management and supersedes and replaces all prior plans, policies, and programs related to the subject matter hereof, including the Sensient Technologies Corporation Management Incentive Compensation Plan for Corporate Management, the Sensient Technologies Corporation Management Incentive Compensation Plan for Group Presidents, and the Sensient Technologies Corporation Management Incentive Compensation Plan for Group/Division Management.

The Plan is an annual plan that is offered to eligible individuals on a Fiscal Year by Fiscal Year basis. The Committee retains the discretion to not offer the Plan for a future Fiscal Year or, if it is offered, to establish different features, terms and conditions.

II.        DEFINITIONS

In this Plan, the following terms used will have the following definitions:

A.         “Board of Directors” means the Board of Directors of Sensient Technologies Corporation.

B.          “Bonus Award” means an award paid pursuant to Section VII of this Plan.

C.         “Cause” shall have the meaning given such term in any employment or change of control agreement between the individual and the Company.  In the absence of such an agreement, "Cause" shall mean:  (a) the willful and continued failure of the individual to perform substantially the individual’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the individual by the individual’s direct supervisor which specifically identifies the manner in which the individual’s direct supervisor believes that the individual has not substantially performed the individual’s duties, (b) a violation of the Sensient Technologies Corporation Code of Conduct, or (c) the willful engaging by the individual in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

D.         “CEO” means the Chief Executive Officer of the Company.

E.          “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

F.          “Committee” means the committee provided for in Section III.

G.          “Company” means Sensient Technologies Corporation.

H.         “Corporate Management” means the management team that performs corporate functions for the Company.

I.          "Disability" means the Employee has met the requirements for long-term disability under the Company sponsored plan in which the Employee participates, or an equivalent benefit in the country in which the Employee resides.

J.          “Employee” means an employee regularly employed by the Company, and paid on a salary basis.

K.         “Fiscal Year” means the calendar year.

L.          “Fiscal Year Salary” of any Participant means the base pay earned by such Participant during the relevant Fiscal Year of the Company, exclusive of any incentive compensation or supplemental allowances or other payments by the Company.

M.        “Group Management” means the management team for the respective Colors Group, Flavors and Extracts Group, and Asia Pacific Group (individually, “Group”).

N.         "Normal Retirement" means "normal retirement" under the terms of the Company’s Employee Stock Ownership Plan ("ESOP") in effect on the date of the Participant’s termination of employment (or on the date the ESOP is terminated if not then in effect) with the Company.

O.         “Officer” means Employees elected or appointed to serve as officers of the Company by the Company’s Board of Directors.

P.          “Participant” means any (1) Officer of the Company and (2) Corporate Management and Group Management Employee selected for participation in the Plan for a given Fiscal Year as further described in Section IV.

Q.         “Performance Goals” means business criteria with respect to the Company, a Group, and/or any one or more business units or product lines of the Company, which may be on an absolute or relative basis.

R.         “Plan” means this Sensient Technologies Corporation Management Incentive Compensation Plan.

S.          "Proration Factor" means the number of full months as a Participant for the Fiscal Year divided by 12.

III.       COMMITTEE AND PLAN AUTHORITY

A.         The Board of Directors has appointed and shall continue to appoint and keep in existence a Compensation and Development Committee composed of at least three members of the Company’s Board of Directors, each of whom meets the independence requirements of the New York Stock Exchange (“NYSE”) on which the Company’s stock is listed.  Except as otherwise provided, this Committee shall have full power and authority to interpret and administer the Plan in accordance with its terms (provided that, except as provided in Section VII.B. hereof, the Committee shall have no authority or discretion to adjust the amount of any Bonus Award in any amount other than the “Planned Amount” (as hereinafter defined)).  Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions hereof shall be final, binding, and conclusive for all purposes and upon all persons. The Committee’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.

B.         The Board of Directors may, from time to time, remove members from the Committee or add members thereto, and vacancies on the Committee, however caused, shall be filled by action of the Board of Directors; provided, that no person shall be appointed to the Committee who does not meet the independence requirements of the NYSE.

C.         The Committee hereby delegates certain authority as described herein to the CEO, including, but not limited to, Corporate Management and Group Management eligibility determinations and establishing the eligible Bonus Award opportunities, and discretionary authority to adjust payouts as described herein.  Any such authority delegated or allocated by the Committee shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations, or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.  Determinations, interpretations, or other actions made or taken by the CEO pursuant to its delegated authority shall be final, binding, and conclusive for all purposes and upon all persons. The CEO’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.

IV.        ELIGIBILITY AND PLAN PARTICIPATION

Except as provided under Section VI hereof, eligibility to participate in the Plan is determined as follows:

A.         All Officers of the Company shall be eligible to participate in the Plan and earn a Bonus Award.

B.         The CEO shall determine the Employees from among Corporate Management who are eligible to participate in the Plan and earn a Bonus Award. The CEO, in consultation with the Group Presidents and Group Vice President, as applicable, shall determine the Employees from among Group Management who are eligible to participate in the Plan and earn a Bonus Award.  Such determinations shall be made at the beginning of the Fiscal Year.  Participants will be notified of their selection and be provided with the Plan and specific provisions related to their level of participation. Notwithstanding the foregoing, not all Corporate and Group Management Employees need be selected as Participants, and selection as a Participant in one Fiscal Year does not ensure selection in future Fiscal Years, if such Plan should be implemented.  In addition, the CEO may render a Participant ineligible from continuing to earn a Bonus Award during a Fiscal Year, in consideration of individual performance or disciplinary status.

C.         Eligibility for or receipt of a Bonus Award should not be considered as automatic, retroactive, or precedent-based.

V.         ESTABLISHMENT OF PERFORMANCE GOALS AND AWARD OPPORTUNITIES

A.         Not later than the 90th day of each Fiscal Year of the Company, the Committee shall establish and adopt Performance Goals for Officers, Corporate Management, and Group Management for such Fiscal Year. Unless the Committee determines otherwise, for the Group Presidents and Group Vice President, as applicable, the Committee shall also determine the allocation or weighting of the Performance Goals between those established for Officers and Corporate Management and those established for Group Management.  Following the 90th day of each Fiscal Year of the Company, the Performance Goals that have been established for the applicable Fiscal Year in accordance with the foregoing paragraph shall not be subject to modification or adjustment for any reason, except certain events, as described in Paragraph VII.A.  The Performance Goals for Officers, Corporate Management, and Group Management may include, but not be limited to:  Earnings per share, EBITDA, cash flow, operating profit (EBIT), and revenue.  In any given Fiscal Year, the Committee may utilize any or all of the listed Performance Goals, or substitute or supplement those listed with additional Performance Goals.  The Committee further may define the Performance Goals as it deems appropriate and from Fiscal Year to Fiscal Year.

B.         For Officers, the Committee shall also establish the Bonus Award opportunities based on a percent of Fiscal Year Salary that may be paid to a Participant as a Bonus Award under this Plan depending on the relative or comparative achievement of the established Performance Goals, which may include threshold, target, and maximum Bonus Award amounts.  For Corporate Management and Group Management, the CEO shall establish the Bonus Award opportunities for the Participants selected to participate in the Plan for a Fiscal Year.

VI.       IMPACT OF EMPLOYMENT EVENTS

A.         If an Employee is hired or promoted into an eligible position during the Fiscal Year, such Employee may be selected as a Participant after the beginning of a Fiscal Year and shall be eligible to receive a Bonus Award multiplied by a Proration Factor to reflect the duration of Plan participation, paid at the same time as all other Bonus Awards under the Plan.

B.         If a Participant experiences job changes during the Fiscal Year (e.g., salary changes or a new role), the Participant shall be eligible to receive a Bonus Award multiplied by a Proration Factor based on any changes in Bonus Award opportunity, salary, Performance Goals, and/or Plan eligibility for each respective time period during the Fiscal Year.

C.         If a Participant is on a paid, unpaid, or military leave during the Fiscal Year, the Participant shall be eligible to receive a Bonus Award that shall be prorated to reflect the number of full months during the Fiscal Year that the Participant was not on leave.

D.         If a Participant terminated employment with the Company during the Fiscal Year because of Normal Retirement, death, or Disability, the amount payable to the Participant shall be equal to the Bonus Award multiplied by the Proration Factor.  The Committee or the CEO, as applicable, with respect to a Participant shall have the discretion to increase the Bonus Award up to, but not in excess of, the amount that would have been earned for a full Fiscal Year of participation.

E.         If a Participant voluntarily terminates employment with the Company (other than for Normal Retirement) or is terminated by the Company, with or without Cause and regardless of whether the Participant is eligible for Normal Retirement, the Participant will not earn a Bonus Award and no Bonus Award shall be paid to the Participant.  The Committee or the CEO, as applicable, will have the discretion to grant an exception to this limitation and approve a Bonus Award to a Participant who leaves the Company in good standing after the start of the Fourth Quarter of the Fiscal Year, but before the Bonus Award is paid for that Fiscal Year.

VII.      DETERMINATION AND PAYMENT OF BONUS AWARDS

A.        Subject to the following sentence of this Paragraph A and to Paragraphs B, C, and E of this Section VII, the Committee shall determine the amount of the Bonus Award payable to a Participant who is an Officer for any Fiscal Year under this Plan and remains employed with the Company on the date the Bonus Award is paid out.  The CEO shall make such determinations with respect to Corporate Management, and in consultation with the Group Presidents and Group Vice President, as applicable, with respect to Group Management, provided such Participants are employed with the Company on the date the Bonus Award is paid out.  A Bonus Award shall not vest and become earned until payout.  The Bonus Award payable to any Participant shall be an amount that corresponds to the relative or comparative achievement of the Performance Goals for such Fiscal Year. In comparing actual performance against the Performance Goals, the Committee may exclude from such comparison any excluded gains, losses, charges, or credits which appear on the Company's books and records as the Committee deems appropriate. An excluded item is an item that was not considered for the establishment of the Performance Goals and is related to an activity or event that is outside of the Company's ordinary course of business or that impacts comparability between periods.  Examples may include, but shall not be limited to, an item in the Company's financial statements reflecting a significant change in an accounting rule or tax law, restructuring costs, merger and acquisition activities, foreign currency translation effects, or the impact of significant litigation. The dollar amount of any Bonus Award determined under this Paragraph A is referred to herein as the “Planned Amount.”

B.         The Committee or CEO, as applicable, may in its discretion reduce the Bonus Award for any Participant or Participants for any Fiscal Year to an amount less than the Planned Amount if the Committee or CEO, in its discretion, determines such reduction to be appropriate, taking into consideration such factors as the Committee or CEO, as applicable, deems appropriate. In no event, however, shall any Bonus Award be reduced under this Paragraph B of this Section VII to less than eighty percent (80%) of the Planned Amount.    Discretionary reductions in Bonus Awards under this Paragraph B may be made in different amounts or percentages for different Participants, and may be based on considerations unique to a particular Participant and/or considerations affecting the Company or all Participants generally. Notwithstanding anything in the Plan to the contrary, under no circumstances shall the Committee have any discretion to increase any Bonus Award to an Officer in an amount greater than the Planned Amount.

C.         All Bonus Awards shall be paid in a lump sum no later than March 15 of the Fiscal Year following the last day of the Fiscal Year for which the Bonus Award has been determined.

D.         No Bonus Award payable for a Fiscal Year shall be paid to a Participant prior to the time that the Committee or CEO, as applicable, has made its determination under this Section VII.

VIII.    SUCCESSORS AND ASSIGNS

A.         If the Company sells, assigns, or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title, and interest in this Plan as of the date of such event to the person which is the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions, and provisions imposed by this Plan upon the Company.

B.         In the case of such an assignment and assumption, all further rights, as well as all other obligations of the Company under this Agreement, thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such successor person(s).

IX.       COORDINATION WITH CHANGE OF CONTROL EMPLOYMENT AND SEVERANCE AGREEMENTS

If any Participant is a party to a Change of Control Employment and Severance Agreement with the Company (“Change of Control Agreement”), it is the intent of the Company that, if such Change of Control Agreement becomes effective as a result of a Change of Control (as defined therein) of the Company, while the Participant continues to be employed by the Company under Section 4 of the Change of Control Agreement such Participant shall not be entitled to receive, for the same fiscal year, a Bonus Award under this Plan as well as a bonus under Section 4(b)(ii) of his or her Change of Control Agreement. Accordingly, for example, any Bonus Award payable to any such Participant under this Plan with respect to the fiscal year in which a Change of Control occurs shall be reduced by the amount of any bonus to which such Participant is entitled, for or in respect of the same fiscal year, under Section 4(b)(ii) of his or her Change of Control Agreement.

X.         PLAN AMENDMENTS, DISCONTINUANCE

The Board of Directors may amend, suspend, or discontinue this Plan at any time, provided that the Performance Goals and the method by which the amount of Bonus Award is determined may not be altered for any Fiscal Year after the Performance Goals for such year have been established except in accordance with Section IV.B. of the Plan; and provided further, that the Plan may not be suspended or discontinued for any Fiscal Year after the Performance Goals have been established for such year.  The CEO shall have the foregoing authority with respect to Corporate Management and Group Management.

X.         GOVERNING LAW AND JURISDICTION

The Plan shall be interpreted and governed in accordance with the laws of the State of Wisconsin.  Any action regarding the Plan shall be brought before binding arbitration in accordance with JAMS Alternative Dispute Resolution.

XII.      MISCELLANEOUS

Bonus Awards are in the complete discretion of the Committee or the CEO, as applicable.  The Plan is unfunded and Participants do not have any right to or entitlement to Company assets, but rather are unsecured general creditors of the Company.  Any payment of a Bonus Award made hereunder is subject to the Company’s recoupment policy, which is hereby incorporated by reference, as may be amended from time to time.

No Employee or Participant shall have any claim or right to receive a Bonus Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving an Employee any right to be retained by the Company or any of its subsidiaries or to limit in any way the right of the Company or any of its subsidiaries to change such Employee’s compensation or other benefits or to terminate the employment or service of such person with or without Cause. For purposes of this Plan, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.